CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 26, 2025, relating to the financial statements and financial highlights of Timothy Plan US Large/Mid Cap Core ETF and Timothy Plan US Large/Mid Cap Core Enhanced ETF, two of the portfolios constituting The Timothy Plan, which are included in Form N-CSR for the year ended December 31, 2024 and to the references to our firm under the heading “Appendix A – Agreement and Plan of Reorganization” in the Combined Information Statement and Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

September 3, 2025